EXHIBIT 99.1

Contact: Rick Dutkiewicz
Interim CEO, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
rick.dutkiewicz@realmexrestaurants.com

FOR IMMEDIATE RELEASE

Real Mex Restaurants Commences Search for Key Subsidiary President

Cypress, CA, May 25, 2011 – Real Mex Restaurants, Inc. (“RMR”) announces the resignation of the President of Real Mex Foods and has commenced a national search for his replacement.

Mr. Carlos Angulo submitted his resignation to pursue other interests. Rick Dutkiewicz, Interim President and CEO said, “We wish Carlos Angulo well and appreciate his contributions to Real Mex Foods.”

Real Mex has already commenced the process of opening up a nationwide search to identify a new leader for Real Mex Foods that has significant depth of experiences to lead this diverse manufacturing and distribution organization into the future.

“Real Mex Foods has significant and unique capabilities that can be leveraged in innovative ways not easily replicated by our manufacturing competitors,” said Dutkiewicz. “The effort we are putting forward today to seek out an appropriate leader demonstrates our commitment to our customers and our Real Mex team. We are excited and confident that this opportunity to provide fresh thinking and a renewed level of enthusiasm for this important segment of our business is reflective of our confidence on our vision for the future.”

About Real Mex Restaurants
Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States in terms of number of restaurants. The Company operates178 restaurants, of which 149 were located in California and the remainder located in 11 other states, primarily under the trade names El Torito Restaurant®, Chevys Fresh Mex® and Acapulco Mexican Restaurant Y Cantina®. For more information, please visit the Company’s website at www.realmexrestaurants.com